Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, EVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Fourth Quarter and
Full Year 2015 Results

•	Generated $54.6 million of cash from operations in 2015; up 43% over prior year
•	Fourth quarter Adjusted EBITDA increased $1.8 million to $30.4 million compared to the prior year
•	Added five supermarket locations in 2015

WILLIAMSVILLE, NY, March 23, 2016 – Tops Holding II Corporation (“Tops” or the “Company”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the fourth quarter and full year ended January 2, 2016.

“We continued to make progress in 2015.  We added five new locations during the year, completed a number of significant and minor store remodels, upgraded our POS system, and importantly, ended the year with encouraging market share trends throughout our footprint.  We also greatly enhanced our financial flexibility as we completed our debt refinancing earlier in the year,” commented Frank Curci, Tops Chairman and CEO.  “The year was not without its challenges, with historically low inflation, the weak Canadian dollar, which significantly reduced the number of Canadian shoppers at stores in our Buffalo/Niagara market area, and unseasonably warm weather, which allowed for more mobility and eating out during the fourth quarter.  Despite those headwinds, we continued to execute our strategy as we generated significant cash to support our debt pay down and growth initiatives.”

Mr. Curci added, “As we embark on 2016, we will continue to drive our strategy and our focus on debt reduction.  Despite some of the top line challenges we faced in 2015 continuing into 2016, fill-in acquisitions, continued growth from recent additions to our portfolio of supermarkets, and a number of merchandising and marketing initiatives are expected to drive overall growth.”

Fiscal 2015 Fourth Quarter Financial Results

Inside sales were $570.3 million in the fourth quarter of 2015 (13-week period), up 7.3%, or $38.9 million, from the 2014 fourth quarter (12-week period), which reflects $43.4 million of sales due to the additional week in the fourth quarter of 2015 and the $10.0 million incremental contribution from acquired and new supermarkets opened since May 2015, partially offset by an $8.4 million decrease in sales attributable to 27 in-store pharmacies closed in January 2015.  Same store sales, which exclude the sales of the 27 closed in-store pharmacies, decreased 0.9% in the fourth quarter of 2015 on a comparable 12-week comparison.

Fuel sales were negatively impacted by a 33.2% decline in the average retail price per gallon, and as a result, were $32.2 million in the fourth quarter, a decrease of $11.3 million, or 26.0%, from the prior-year period.  This decrease was partially offset by a 10.7% increase in the number of gallons sold, largely due to the additional week in the 2015 period.  As of January 2, 2016, 52 corporate fuel stations were in operation.

Overall, net sales increased $27.6 million, or 4.8%, to $602.4 million.

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

Gross profit for the fourth quarter was $178.3 million, or 29.6% of net sales, compared with $160.2 million, or 27.9% of net sales, in the 2014 fourth quarter.  The 170 basis point increase in gross margin reflects higher profitability on fuel sales and product mix due to a smaller proportion of relatively lower margin fuel sales.  The improvement also reflects savings associated with the amendment of certain operating terms of our procurement agreement with C&S Wholesale Grocers, Inc. effective April 1, 2015.

Total operating expenses were $172.4 million, a $24.4 million increase from $148.0 million in the prior-year period, and reflect the additional week in the 2015 fourth quarter, a $0.75 per hour increase in the New York State minimum wage that took effect January 1, 2015, $3.8 million of legal and professional fees incurred during the 2015 period related to the arbitration with the New York State Teamsters Conference Pension and Retirement Fund (“Teamsters Fund”), and higher performance-based bonus expense of $1.1 million.  Operating income for the 2015 fourth quarter was $6.0 million compared with $12.2 million in the 2014 fourth quarter.

Interest expense for the quarter was relatively consistent at $20.6 million as the reduction in interest expense that resulted from the June 2015 debt refinancing was offset by the impact of the additional week in the 2015 fourth quarter.  Net loss for the 2015 fourth quarter was $15.4 million compared with a net loss of $4.6 million in the fourth quarter of 2014.

Full Year Review

Inside sales were $2.31 billion in fiscal 2015 (53-week period), up $30.0 million, or 1.3%, from fiscal 2014 (52-week period).  The increase reflects $43.4 million of sales related to the additional week in fiscal 2015 and the $28.3 million incremental contribution from acquired and new locations opened since June 2014.  Partially offsetting these increases was a $33.3 million reduction in pharmacy sales attributable to the closure of 27 in-store pharmacies during January 2015.  Same store sales were down 30 basis points on a comparable 52-week basis, excluding sales from the 27 closed in-store pharmacies in both years.  Fuel sales declined 29.6% to $157.9 million due to a 31.9% decrease in the average retail price per gallon, partially offset by a 3.3% increase in the number of gallons sold.  Overall, fiscal 2015 net sales were $2.47 billion, down $36.4 million, or 1.4%, from the prior-year period.

Gross profit increased $21.8 million to $728.3 million, and was 29.5% of net sales, up 130 basis points over the 2014 period.  The increase in gross profit and margin reflects similar items as the fourth quarter as well as an improvment in non-cash LIFO inventory valuation adjustments.   The amended operating terms of our C&S procurement agreement resulted in total savings of $5.6 million in fiscal 2015, of which $4.5 million was recorded in distribution costs and $1.1 million in cost of goods sold.

Operating expenses as a percentage of net sales were 27.1% and 25.7% in fiscal 2015 and 2014, respectively.  The 2015 period included an increase in the New York State minimum wage, an increase in bonus expense of $8.2 million, and $4.6 million of legal and professional fees incurred during fiscal 2015 related to the arbitration with the Teamsters Fund.  Partially offsetting these increases was a gain of $11.0 million from the January 2015 sale of pharmacy scripts.  Operating income was $58.4 million for fiscal 2015, a decrease of 3.9%, or $2.4 million, from fiscal 2014.

Interest expense of $84.1 million was relatively consistent with the 2014 period.  The Company recorded a loss on debt extinguishment of $34.5 million in the 2015 second quarter in connection with its June 2015 debt refinancing.  As a result, net loss for fiscal 2015 was $62.2 million compared with a net loss of $14.7 million in fiscal 2014.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Fourth quarter 2015 EBITDA was $25.0 million, compared with $28.5 million in the fourth quarter of 2014.  Adjusted EBITDA, which excludes certain non-cash and nonrecurring items, was $30.4 million, up $1.8 million, or 6.4%, from $28.5 million in the prior-year period.

For fiscal 2015, Adjusted EBITDA was $132.7 million, down $2.5 million from $135.2 million in fiscal 2014, reflecting a $8.9 million increase in bonus expense.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

Liquidity

Cash and cash equivalents were $35.6 million at January 2, 2016, compared with $26.3 million at December 27, 2014.  Cash provided by operating activities during the 2015 period was $54.6 million, up $16.5 million, or 43.2%, from
$38.1 million during the 2014 period.  The increase primarily reflects $15.2 million of transaction costs related to the December 2013 management purchase that were paid during the 2014 period.

Cash provided by operating activities supported growth initiatives, including $37.7 million in capital expenditures that were largely related to new store openings, store remodels and maintenance activities, and $3.6 million for supermarket acquisitions.  The Company anticipates investing between $30 million and $35 million in capital expenditures in 2016.

As of January 2, 2016, total debt excluding capital leases was $683.4 million, compared with $651.1 million at 2014 year-end.  On June 10, 2015, the Company issued in aggregate principal amount $560.0 million of senior secured notes due in 2022, bearing annual interest of 8.0% (the “2022 Notes”).  The proceeds from the 2022 Notes were used to redeem the previously outstanding $460.0 million of 8.875% notes due in 2017 and redeem $60.0 million of the 8.75% notes due in 2018, including redemption premiums of $23.0 million and $1.2 million, respectively.

Outstanding borrowings under the Company’s revolving credit facility were $46.7 million as of January 2, 2016, down $5.3 million from $52.0 million as of December 27, 2014.  The unused availability under the revolving credit facility was $40.8 million after giving effect to the borrowing base calculation and $23.8 million of letters of credit outstanding.  Tops expects that cash generated from operations and borrowing capacity under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Thursday, March 24, 2016, beginning at 11:00 a.m. Eastern Time.  During the call, management will review the financial and operating results for the fourth quarter and full year period, and discuss Tops’ corporate strategy and outlook.  A question-and-answer session will follow.  The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Thursday, April 7, 2016.
To listen to the replay, dial (858) 384-5517 and enter replay pin number 13628063.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 163 corporate full-service supermarkets, 162 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner.  With approximately 14,800 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont.  Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company's website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements.  Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict.  Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;
•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;
•	our ability to effectively increase or maintain our profit margins;

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

•	the success of our store acquisition, construction and remodel programs;
•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;
•	risks inherent in our fuel station operations;
•	our exposure to local economies and other adverse conditions due to our geographic concentration;
•	risks of natural disasters and severe weather conditions;
•	supply problems with our suppliers and vendors;
•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes;
•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations;
•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;
•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;
•	estimates of the amount and timing of payments under our self-insurance policies;
•	risks of liability under environmental laws and regulations;
•	our ability to maintain and improve our information technology systems;
•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;
•	threats or potential threats to security;
•	our ability to retain key personnel;
•	risks of data security breaches or losses of confidential customer information;
•	risks relating to our substantial indebtedness;
•	claims or legal proceedings against us; and
•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made,  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA.  We define EBITDA as earnings before interest, taxes, depreciation and amortization.  We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance.  We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity, and they are among the primary measures used by management for planning and forecasting for future periods.  We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures.  See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2015	Fiscal 2014
	Fourth Quarter	Fourth Quarter
	(13 weeks)	(12 weeks)	$ Change	% Change
Net sales	$602,444	$574,835	$27,609	4.8%
Cost of goods sold	(414,234)	(402,438)	(11,796)	(2.9)%
Distribution costs	(9,899)	(12,204)	2,305	18.9%
Gross profit	178,311	160,193	18,118	11.3%

Operating expenses:
Wages, salaries and benefits	(88,443)	(78,694)	(9,749)	(12.4)%
Selling and general expenses	(28,842)	(27,987)	(855)	(3.1)%
Administrative expenses (inclusive of share-based compensation expense of $71 and $52)	(23,919)	(17,443)	(6,476)	(37.1)%
Rent expense, net	(6,768)	(5,201)	(1,567)	(30.1)%
Depreciation and amortization	(15,979)	(13,255)	(2,724)	(20.6)%
Advertising	(6,191)	(5,395)	(796)	(14.8)%
Impairment	(2,214)	—	(2,214)	N/A
Total operating expenses	(172,356)	(147,975)	(24,381)	(16.5)%
Operating income	5,955	12,218	(6,263)	(51.3)%
Loss on debt extinguishment	(78)	—	(78)	N/A
Other income	—	435	(435)	(100.0)%
Interest expense, net	(20,649)	(20,356)	(293)	(1.4)%
Loss before income taxes	(14,772)	(7,703)	(7,069)	(91.8)%
Income tax (expense) benefit	(636)	3,062	(3,698)	(120.8)%
Net loss	$(15,408)	$(4,641)	$(10,767)	(232.0)%

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2015	Fiscal 2014
	(53 weeks)	(52 weeks)	$ Change	% Change
Net sales	$2,471,949	$2,508,315	$(36,366)	(1.4)%
Cost of goods sold	(1,698,813)	(1,751,793)	52,980	3.0%
Distribution costs	(44,847)	(50,005)	5,158	10.3%
Gross profit	728,289	706,517	21,772	3.1%

Operating expenses:
Wages, salaries and benefits	(361,024)	(346,199)	(14,825)	(4.3)%
Selling and general expenses	(120,651)	(124,925)	4,274	3.4%
Administrative expenses (inclusive of share-based compensation expense of $248 and $165)	(82,763)	(68,728)	(14,035)	(20.4)%
Rent expense, net	(27,631)	(25,707)	(1,924)	(7.5)%
Depreciation and amortization	(63,870)	(58,767)	(5,103)	(8.7)%
Advertising	(22,781)	(21,437)	(1,344)	(6.3)%
Gain on sale of assets	11,014	—	11,014	N/A
Impairment	(2,214)	—	(2,214)	N/A
Total operating expenses	(669,920)	(645,763)	(24,157)	(3.7)%
Operating income	58,369	60,754	(2,385)	(3.9)%
Loss on debt extinguishment	(34,581)	—	(34,581)	N/A
Other income	—	435	(435)	(100.0)%
Interest expense, net	(84,053)	(83,379)	(674)	(0.8)%
Loss before income taxes	(60,265)	(22,190)	(38,075)	(171.6)%
Income tax (expense) benefit	(1,978)	7,523	(9,501)	(126.3)%
Net loss	$(62,243)	$(14,667)	$(47,576)	(324.4)%

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	January 2, 2016	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$35,557	$26,316
Accounts receivable, net	68,198	64,130
Inventory, net	141,223	149,284
Prepaid expenses and other current assets	16,857	11,172
Income taxes refundable	—	43
Total current assets	261,835	250,945
Property and equipment, net	369,446	385,889
Goodwill	213,096	212,901
Intangible assets, net	173,730	184,159
Other assets	11,547	—
Total assets	$1,029,654	$1,033,894

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$81,812	$85,985
Accrued expenses and other current liabilities	96,757	82,110
Current portion of capital lease obligations	8,566	8,653
Current portion of long-term debt	2,075	1,983
Total current liabilities	189,210	178,731
Capital lease obligations	143,122	140,315
Long-term debt, net	681,372	649,097
Other long-term liabilities	44,680	33,591
Non-current deferred tax liabilities	43,694	41,927
Total liabilities	1,102,078	1,043,661

Common stock ($0.001 par value; 300,000 authorized shares, 126,550 issued and 126,559 shares outstanding as of January 2, 2016 and 126,560 shares issued and outstanding as of December 27, 2014)	—	—
Treasury stock (at cost; 1 share as of January 2, 2016)	(1)	—
Paid-in capital	7,974	8,454
Accumulated deficit	(78,792)	(16,549)
Accumulated other comprehensive loss, net of tax	(1,605)	(1,672)
Total shareholders' deficit	(72,424)	(9,767)
Total liabilities and shareholders' deficit	$1,029,654	$1,033,894

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Fiscal 2015	Fiscal 2014
	(53 weeks)	(52 weeks)
Cash flows provided by operating activities:
Net loss	$(62,243)	$(14,667)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76,315	69,177
Loss on debt extinguishment	34,581	—
Gain on sale of assets	(11,014)	—
Amortization of deferred financing costs	3,155	3,982
Impairment	2,214	-
Deferred income taxes	1,767	(7,623)
Straight-line rent adjustment	1,116	1,047
LIFO inventory valuation adjustments	(218)	2,692
Share-based compensation expense	248	165
Other	530	334
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(7,894)	391
Decrease (increase) in inventory, net	8,785	(9,680)
(Increase) decrease in prepaid expenses and other current assets	(5,685)	489
Decrease in income taxes refundable	43	67
Increase in other assets	(7,698)	—
(Decrease) increase in accounts payable	(5,248)	6,089
Increase (decrease) in accrued expenses and other current liabilities	15,506	(14,611)
Increase in other long-term liabilities	10,334	275
Net cash provided by operating activities	54,594	38,127
Cash flows used in investing activities:
Cash paid for property and equipment	(37,680)	(38,910)
Cash proceeds from sale of assets	11,255	—
Acquisition of supermarkets	(3,558)	—
Net cash used in investing activities	(29,983)	(38,910)
Cash flows used in financing activities:
Borrowings on 2017 ABL Facility	588,766	459,900
Repayments on 2017 ABL Facility	(594,066)	(462,700)
Proceeds from long-term debt borrowings	560,000	—
Repayments of long-term debt borrowings	(525,280)	(3,787)
Debt extinguishment costs paid	(24,265)	—
Deferred financing costs paid	(10,743)	(637)
Principal payments on capital leases	(8,766)	(8,651)
Dividends to Tops MBO Corporation	(775)	(12,571)
Change in bank overdraft position	(287)	196
Capital contribution	47	—
Purchase of treasury stock	(1)	—
Proceeds from sale leaseback financing transactions	—	25,436
Net cash used in financing activities	(15,370)	(2,814)
Net increase (decrease) in cash and cash equivalents	9,241	(3,597)
Cash and cash equivalents–beginning of period	26,316	29,913
Cash and cash equivalents–end of period	$35,557	$26,316

Tops Holding II Corporation Reports Fourth Quarter and Full Year 2015 Results

March 23, 2016

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Fiscal 2015	Fiscal 2014
	Fourth Quarter	Fourth Quarter	Fiscal 2015	Fiscal 2014
	(13 weeks)	(12 weeks)	(53 weeks)	(52 weeks)
Net loss	$(15,408)	$(4,641)	$(62,243)	$(14,667)
Depreciation and amortization	19,136	15,855	76,315	69,177
Interest expense	20,649	20,356	84,053	83,379
Income tax expense (benefit )	636	(3,062)	1,978	(7,523)
EBITDA	25,013	28,508	100,103	130,366
Arbitration legal and professional fees (a)	3,820	—	4,550	—
Impairment (b)	2,214	—	2,214	—
LIFO inventory valuation adjustments (c)	(879)	(156)	(218)	2,692
Loss on debt extinguishment (d)	78	—	34,581	—
Share-based compensation expense (e)	71	52	248	165
Gain on sale of assets (f)	—	—	(11,014)	—
Other (g)	57	136	2,249	1,963
Total adjustments to EBITDA	5,361	32	32,610	4,820
Adjusted EBITDA	$30,374	$28,540	$132,713	$135,186

Notes:

(a)	Legal and professional fees related to the arbitration with the New York State Teamsters Conference Pension and Retirement Fund.
(b)

The Company determined that the expected future cash flows associated with one supermarket location were insufficient to recover that location’s net book value of the long-lived assets.  As a result, the net book value of property and equipment assets was written down to fair value.

(c)

Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(d)

Expenses primarily incurred in connection with the tender offer for, and redemption of the balance of, the Company’s $460 million senior secured notes due 2017 and the partial tender offer for $60.0 million of the $150.0 million outstanding senior secured notes due 2018.

(e)	Compensation costs related to stock option grants.
(f)

During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. A resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million, was recognized.

(g)	The amount for Fiscal 2015 includes $1.0 million of severance and other non-recurring costs associated with the closure of 27 in-store pharmacies in January 2015.